1. Name and Address of Reporting Person
   Grigg, Charles W.
   Two Pitcairn Place, Suite 200
   165 Township Line Road
   Jenkintown, PA 19046-
2. Issuer Name and Ticker or Trading Symbol
   SPS TECHNOLOGIES, INC. (ST)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Day/Year
   11/12/2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   Chairman
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+------------------------------+----------+----------+---------+--------------------------+--------------+-----------+------------+
|1. Title of Security          |2. Trans- |2A.Execu- |3. Trans-|4. Securities Acquired (A)|5. Amount of  |6. Owner-  |7. Nature   |
|                              |   action |   action |   action|   or Disposed of (D)     |Securities    |   ship    |   of In-   |
|                              |   Date   |   Date   |   Code  |                          |Beneficially  |   Form:   |   direct   |
|                              |          |          |         |                          |Owned         |   Direct  |   Bene-    |
|                              |  (Month/ |  (Month/ |         |                          |Following     |   (D) or  |   ficial   |
|                              |   Day/   |   Day/   +-----+---+-----------+---+----------+Reported      |   Indirect|   Owner-   |
|                              |   Year)  |   Year)  |Code |V  |Amount     |A/D|Price     |Transaction(s)|   (I)     |   ship     |
+------------------------------+----------+----------+-----+---+-----------+---+----------+--------------+-----------+------------+
Common Stock                    11/08/2002            M         10000       A   $10.8125                  D
Common Stock                    11/08/2002            F         -3500       D   $25.2500                  D
Common Stock                    11/08/2002            G         -6500       D   $0.0000    160599         D
                                                      <F1>
Common Stock                    11/08/2002            G         6500        A   $0.0000    11500          I           By wife <F2>
                                                      <F1>

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+----------+--------+-------+-------+---------+-----------+---------------------+----------------+----------+-------+-------+------+
|1.        |2.      |3.     |3A.    |4.       |5.         |6.                   |7.              |8.        |9.     |10.    |11.   |
|          |        |       |       |         |           |                     |                |          |Number |Owner- |      |
|          |        |       |       |         |           |                     |                |          |of     |ship   |      |
|          |        |       |       |         |           |                     |                |          |Deriv- |Form of|      |
|          |        |       |       |         |           |                     |Title and Amount|          |ative  |Deriv- |      |
|          |        |       |       |         |           |                     |of Underlying   |          |Secur- |ative  |Nature|
|          |Conver- |Trans- |Execu- |         |Number of  |                     |Securities      |          |ities  |Secur- |of    |
|          |sion or |action |tion   |         |Derivative |Date Exercisable     +-------+--------+          |Benefi-|ity:   |In-   |
|          |Exercise|Date   |Date   |         |Securities |and Expiration Date  |       |Amount  |          |cially |Direct |direct|
|          |Price of|       |       |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned  |(D) or |Bene- |
|Title of  |Deriv-  |(Month/|(Month/|tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |       |In-    |ficial|
|Derivative|ative   | Day/  | Day/  +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|       |direct |Owner-|
|Security  |Security|Year)  |Year)  |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |       |(I)    |ship  |
+----------+--------+-------+-------+------+--+-----+-----+----------+----------+-------+--------+----------+-------+-------+------+
Non         $10.8125 11/08/2         M               10000 12/01/1994 11/30/2003 Common  10000    $10.8125   20000   D
Qualified            002                                                         Stock
Stock
Options
Non         $14.2188                                                  02/06/2005 Common                      40000   D
Qualified                                                                        Stock
Stock
Options
Non         $27                                                       01/31/2006 Common                      21482   D
Qualified                                                                        Stock
Stock
Options
Non         $30.9688                                                  04/26/2010 Common                      12000   D
Qualified                                                                        Stock
Stock
Options
Non         $33.9063                                                  02/09/2007 Common                      40000   D
Qualified                                                                        Stock
Stock
Options
Non         $34.435                                                   02/12/2012 Common                      3998    D
Qualified                                                                        Stock
Stock
Options
Non         $42.4063                                                  04/26/2009 Common                      29010   D
Qualified                                                                        Stock
Stock
Options
Non         $43                                                       02/08/2009 Common                      4000    D
Qualified                                                                        Stock
Stock
Options
Non         $49.025                                                   04/29/2011 Common                      6000    D
Qualified                                                                        Stock
Stock
Options
Non         $51.1                                                     02/14/2011 Common                      11906   D
Qualified                                                                        Stock
Stock
Options
Incentive   $30.9688                                                  04/26/2010 Common                      3000    D
Stock                                                                            Stock
Options
Incentive   $34.435                                                   02/12/2012 Common                      1002    D
Stock                                                                            Stock
Options
Incentive   $42.4063                                                  04/26/2009 Common                      990     D
Stock                                                                            Stock
Options
Incentive   $43                                                       02/08/2009 Common                      6000    D
Stock                                                                            Stock
Options
Incentive   $51.1                                                     02/14/2011 Common                      2094    D
Stock                                                                            Stock
Options

Explanation of Responses:

<F1>
Gift to wife who shares reporting person's household.
<F2>
The reporting person disclaims beneficial ownership of all securities held by his wife, and this report should not be deemed an admission that the reporting person is the beneficial owner of such seurities for purposes of Exchange Act
Section 16 or for any other purpose.

SIGNATURE OF REPORTING PERSON
/s/ Charles W. Grigg

DATE
11/12/2002